Exhibit 10.3

Execution Version

REVOLVING LOAN AGREEMENT

THIS REVOLVING LOAN AGREEMENT (the “Agreement”) is made on May 1, 2019, between iHeartCommunications, Inc., a Texas corporation (the “Lender”), Clear Channel Outdoor, LLC, a Delaware limited liability company (the “Parent Borrower”) and Clear Channel International, Ltd., a limited company organized under the laws of England and Wales (the “Co-Borrower” and together with the Borrower, the “Borrowers”).

WHEREAS, the parties hereto desire to enter into this Agreement, pursuant to which the Lender shall provide a commitment to the Borrowers to provide revolving loans (the “Loans”) in an aggregate principal amount equal to $200,000,000 (the “Commitment”).

WHEREAS, substantially simultaneously with the execution of this Agreement, Clear Channel Outdoor Holdings, Inc. (“CCOH”) will merge (the “Merger”) with and into the immediate parent company of CCOH, Clear Channel Holdings, Inc. (“CCH”), pursuant to the terms of a merger agreement, with CCH surviving the Merger, becoming the immediate parent company of the Parent Borrower, and changing its name to Clear Channel Outdoor Holdings, Inc. (“New CCOH”).

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made and the representations, warranties and covenants herein contained, the Lender and the Borrowers hereby agree as follows.

1.

Loans. Subject to the terms and conditions and relying upon the certifications set forth in each Borrowing Notice referred to below, the Lender agrees to lend to the Borrowers Loans at any time and from time to time on and after the date hereof until the Maturity Date in accordance with the terms hereof, in an aggregate principal amount not to exceed the Commitment; provided, that (i) the conditions set forth in Section 4 have been satisfied or waived as of the date of each funding (each, a “Funding Date”) and (ii) no more than one Borrowing (as defined below) funding shall be permitted during any calendar week. Subject to the other terms and conditions hereof, amounts paid or prepaid in respect of any Loan may be reborrowed. Each Loan made on the same date, and requested in the same Borrowing Notice, is referred to herein as a “Borrowing”.

2.

Interest. Interest shall accrue on the unpaid principal amount of the Loans outstanding from time to time on a daily basis at a rate equal to, as of any date of determination, that certain rate quoted in The Wall Street Journal as the U.S. “prime rate” on such date or, if The Wall Street Journal ceases to quote such rate or if the rate reported as of such time is not ascertainable, the highest per annum interest rate published in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) (or any comparable successor publication) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Lender) or any similar release by the Federal Reserve Board (as reasonably determined by the Lender) (the “Prime Rate”), per annum, compounded quarterly, and shall be payable in accordance with Section 3; provided that so long as any Event of Default (as defined below) has occurred and is continuing, at the option of the Lender, interest shall accrue at the rate of the Prime Rate plus 2.0% per annum (the “Default Rate”), compounded quarterly, on the unpaid outstanding principal amount of the Loans (plus any accrued but unpaid interest) outstanding from time to time for the period beginning on the date on which the Lender has delivered written notice that such Event of Default has occurred and ending on the date on which such Event of Default ceases to exist, or, if less, at the highest rate then permitted under applicable law. Interest on each Loan shall be due and payable in arrears on the last day of each fiscal quarter of the Parent Borrower, commencing on June 30, 2019. Any accrued interest (including Default Rate interest) which for any reason has not been paid shall be paid in full on the Maturity Date (as defined below). Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrowers. Notwithstanding anything to the contrary contained in this Agreement, the interest paid or agreed to be paid under this Agreement shall not exceed the maximum rate of non-usurious interest permitted by applicable requirements of law.

3.	Payments of Principal and Interest. Borrowers shall pay interest on and repay the Loans as follows:

a.

Subject to the remaining provisions of this Section 3, Borrowers may, in their sole discretion, pay all or any portion of the outstanding Loans or terminate all or any portion of the outstanding Commitment, in each case at any time and without premium or penalty. Any payments so made shall be applied first to accrued but unpaid interest and second to outstanding principal.

b.

If, on any date, the aggregate principal amount of outstanding Loans exceeds the Commitment, the Borrowers shall within five (5) days, other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, New York, New York (each, a “Business Day”), prepay Loans in an aggregate amount equal to such excess.

c.

With respect to any fiscal month of the Parent Borrower, if the amount equal to (1) total unrestricted cash and cash equivalents on the balance sheet of New CCOH and its subsidiaries (other than China Outdoor Media Investment (HK) Co., Ltd., Hainan Whitehorse Advertising Media Investment Company Ltd. and other than cash or cash equivalents held in accounts located in Mexico, Peru, Chile or Brazil) plus (2) to the extent Availability exceeds $25,000,000 under any other Indebtedness (as defined below) of the Parent Borrower, the aggregate excess amount under all such Indebtedness less (3) an amount equal to all accrued, unpaid interest expense in respect of the CC Notes (as defined below) due or required to be paid within 30 days (“Consolidated Liquidity”), in each case, as set forth in the applicable Monthly Liquidity Statement (as defined below), exceeds $137,500,000 on each day of such fiscal month, the Borrowers shall promptly (but in any event, within five (5) Business Days after delivery of such Monthly Liquidity Statement) prepay the Loans in an aggregate amount equal to the amount by which Consolidated Liquidity, as of the last day of such fiscal month, exceeds $137,500,000.

As used herein, “Availability” means, as of any date, (a) the “Excess Availability,” as of such date, as defined under that certain Credit Agreement, dated as of June 1, 2018, among Parent Borrower, the other borrower entities party thereto, Deutsche Bank AG New York Branch, as administrative agent, and the lenders party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”), or any similar term in any Indebtedness that Refinances (as defined below) the obligations and commitments under the ABL Credit Agreement; and (b) the amount available, as of such date, to be borrowed, after giving effect to any outstanding loans, letters of credit or other obligations.

“CC Notes” means (a) the 6.50% Series A Senior Notes due 2022, 6.50% Series B Senior Notes due 2022, 9.25% Senior Subordinated Notes due 2024, in each case, issued by Clear Channel Worldwide Holdings, Inc., (b) the 8.75% Senior Notes due 2020 issued by Clear Channel International B.V., and (c) any Indebtedness that Refinances any of the foregoing notes.

d.

The unpaid principal amount of Loans outstanding under this Agreement, together with all accrued but unpaid interest shall be due and payable in full on, and the outstanding Commitment shall be deemed to have terminated on, the earliest to occur of (“Maturity Date”): (a) the date that is three (3) years after the date hereof, (b) the date the entire unpaid principal amount of, and all accrued interest on, the Loans is declared to be immediately due and payable in full, and the outstanding Commitment terminated, pursuant to the provisions of this Agreement after an Event of Default and (c) the date the Lender and the Borrowers mutually agree in writing to terminate this Agreement.

e.	Any payment to be made to the Lender hereunder shall be made by wire transfer of immediately available funds to the account designated by the Lender.

f.	All interest shall be computed on the basis of actual number of days occurring during the period for which such interest is payable over a year comprised of 360 days.

g.	Payments due on any day other than a Business Day shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with that payment.

h.

Any payment to be made hereunder shall be made free and clear of and without deduction for any and all present or future applicable taxes, levies, imposts, duties, deductions, charges or withholdings, and all liabilities with respect thereto (with appropriate gross-up for withholding taxes to the extent such gross-up would be required if such payments were payments made under this Agreement). Lender shall on the date hereof (and at the time or times thereafter at the request of either Borrower) deliver to Borrowers a properly completed and executed IRS Form W-9 or appropriate IRS Form W-8, plus any additional forms or documentation reasonably requested by either Borrower to determine whether any withholding is required under applicable law.

4.	Condition. The only conditions to the disbursement of the Loans under the Commitment on any Funding Date shall be:

a.

the execution and delivery (via email) by a financial officer with appropriate seniority of the Borrowers of a borrowing notice in substantially the form of Exhibit A (each, a “Borrowing Notice”) on a Business Day not later than 1:00 p.m., New York City time, four (4) Business Days (or such later date as agreed to by the Lender) before a proposed Borrowing;

b.	the accuracy in all respects of all representations and certifications set forth in such Borrowing Notice;

c.	after giving pro forma effect to such Borrowing, the aggregate outstanding principal amount of the Loans not exceeding the Commitment; and

d.	after giving pro forma effect to such Borrowing and the substantially concurrent use of proceeds thereof, Consolidated Liquidity not exceeding $137,500,000.

5.

Affirmative Covenants. From and after the date hereof, so long as the Lender shall have any Commitment hereunder or any Loan hereunder which remains unpaid or unsatisfied, the Borrowers shall deliver to the Lender:

a.

deliver to the Lender promptly after it becomes available, but in any event no later than thirty (30) days following the end of each fiscal monthly period of the Parent Borrower unaudited internally prepared consolidated monthly balance sheets and related statements of income of New CCOH and its subsidiaries in the form customarily prepared by New CCOH;

b.

deliver to the Lender promptly after it becomes available, but in any event no later than thirty (30) days following the end of each fiscal monthly period, (i) a report setting forth the cash balance and Indebtedness of New CCOH and (ii) a report calculating the Consolidated Liquidity of New CCOH and its subsidiaries as of the last day of such fiscal month (each, a “Monthly Liquidity Statement”); and

c.

deliver to the Lender promptly after it becomes available, but in any event no later than fifteen (15) Business Days following the end of each fiscal month, a report setting forth the projected monthly sources and uses of cash for the Parent Borrower and its subsidiaries for the following three (3) month period.

6.

Negative Covenants. From and after the date hereof, so long as the Lender shall have any Commitment hereunder or any Loan hereunder which is accrued and payable remains unpaid or unsatisfied, the Borrowers shall not, directly or indirectly, make any cash payment to prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Indebtedness, except:

a.

such Indebtedness may be modified, refinanced, refunded, renewed, replaced or extended (including by redemption, repurchase, defeasance of otherwise with the net cash proceeds of any Indebtedness incurred substantially contemporaneously with the modification, refinancing, refunding, renewal, replacement or extension of such Indebtedness) (“Refinance”) to the extent that the principal amount (or accreted value, if applicable) of the Indebtedness incurred to Refinance such Indebtedness is not less than the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced except by an amount up to any unpaid accrued or capitalized interest, premium, costs, fees, expenses, commissions, underwriting discounts and similar amounts incurred in connection with such Refinancing;

b.

the payment of any dividend or distribution or consummation of any redemption in respect of the Preferred Stock (as defined in the Certificate of Designation of Cumulative Series A Preferred Stock of Clear Channel Holdings, Inc. dated as of the date hereof) of New CCOH;

c.

(i) payments of regularly scheduled principal and interest; (ii) mandatory offers to repay, repurchase or redeem (including in connection with the proceeds of asset sales); (iii) mandatory prepayments of principal, premium and interest; and (iv) payments of fees, expenses, indemnification obligations and any other amounts required to be paid by the documents governing such Indebtedness, in each case, with respect to such Indebtedness;

d.

any repayments or prepayments of loans or other obligations under the ABL Credit Agreement or any other third-party credit facility or extension providing for revolving loans, lines of credit or similar extensions of credit; and

e.	any repayments or prepayments of obligations under the any intercompany revolving credit facility, promissory notes, extensions providing for similar extensions of credit.

7.	Events of Default. Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):

a.

default shall be made in the scheduled payments of principal or interest or prepayments due hereunder, when and as the same shall become due and payable, and in the case of interest or prepayments, such default shall continue unremedied for a period of three (3) Business Days;

b.

any written representation or warranty made or deemed made in any Borrowing Notice or any document required to be delivered in connection herewith shall prove to have been incorrect or untrue in a manner materially adverse to the Lender when so made, deemed made or furnished;

c.

failure by either Borrower for thirty (30) days after receipt of written notice given by the Lender to comply with any obligations, covenants or agreements (other than defaults specified in Section 7(a) above); or

d.

the Borrowers or any of their subsidiaries (A) fails to make any payment beyond the applicable grace period with respect thereto, if any, (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any indebtedness (i) in respect of borrowed money; or (ii) evidenced by bonds, notes, debentures or similar instruments (clauses (i) and (ii), other than any intercompany indebtedness, “Indebtedness”), in each case having an outstanding aggregate principal amount greater than $50,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of swap obligations, termination events or equivalent events pursuant to the terms of such swap obligations), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, the entirety of such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity;

provided, in each case, the occurrence of a default or event that was (i) caused by, or resulted from, any act or omission (or failure to act or omit to act) by the Lender or any affiliate thereof, or any employee of the Lender or any affiliate thereof, including, but not limited to, in connection with the provision of “Services” as defined in and pursuant to that certain Transition Services Agreement, dated as of May 1, 2019, among Parent Borrower, Lender, iHeartMedia Management Services, Inc. and iHeartMedia, Inc., as amended, amended and restated, supplemented or otherwise modified from time to time according to its terms; or (ii) subject to the supervision of the Lender or any affiliate thereof, or any employee of the Lender or any affiliate thereof, in connection with the provision of such Services shall not be an Event of Default hereunder;

then, and at any time thereafter during the continuance of such Event of Default, the Lender may, by notice to the Borrowers, terminate the Commitment, declare the Loans and other outstanding obligations under this Agreement to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued unpaid interest thereon and all other liabilities of the Borrowers accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or otherwise to the contrary notwithstanding.

8.	General.

a.

In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Agreement operate or would prospectively operate to invalidate this Agreement, then and in any such event, only such provision(s) shall be deemed null and void and shall not affect any other provision of this Agreement and the remaining provisions of this Agreement shall remain operative and in full force and effect and in no way shall be affected, prejudiced or disturbed thereby.

b.	This Agreement is entered into and shall be enforceable in accordance with the internal laws (and not the laws of conflicts) of the State of New York and shall be construed in accordance therewith.

c.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no party hereto may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the other party (not to be unreasonably withheld, delayed or conditioned). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement. In the event that Lender (or any assignee thereof) assigns all or a portion of the Commitments or Loans to another person, such other person shall deliver to Borrowers prior to the effectiveness of such assignment (and at the time or times thereafter at the request of Borrowers) a properly completed and executed IRS Form W-9 or appropriate IRS Form W-8, plus any additional forms or documentation reasonably requested by Borrowers to determine whether any withholding is required under applicable law. It is the intent of the parties to this Agreement that the Loans be maintained in “registered form” for U.S. federal income tax purposes. Accordingly, Borrowers shall maintain a register for the recordation of the names and addresses of the Lender(s), the Commitments of the Lender(s), and the principal amount of, and interest on, Loans owing to such Lender(s). The entries in such register shall be conclusive absent manifest error, and no assignment shall be effective unless and until recorded in such register. In the event that any Lender sells a participation interest in any Commitments or Loans, such Lender shall maintain a similar register.

d.	This Agreement may be amended, supplemented or modified from time to time with the consent of the Borrowers and the Lender, including, for the avoidance of doubt, to include additional co-borrowers.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer as of the day and year set forth above.

Clear Channel Outdoor, LLC, as the Parent Borrower

By:	/s/ Brian Coleman
Name:	Brian Coleman
Title:	Senior Vice President

Clear Channel International, Ltd., as the Co-Borrower

By:	/s/ Adam Tow
Name:	Adam Tow
Title:	Director and Company Secretary

SIGNATURE PAGE TO REVOLVING LOAN AGREEMENT

iHeartCommunications, Inc., as the Lender

By:	/s/ Richard J. Bressler
Name:	Richard J. Bressler
Title:	President and Chief Financial Officer

SIGNATURE PAGE TO REVOLVING LOAN AGREEMENT

Exhibit A

FORM OF BORROWING NOTICE

iHeartCommunications, Inc., as the Lender

20880 Stone Oak Parkway

San Antonio, TX 78258

Website: www.iheartmedia.com

Attn: Treasury Department

Tel: (210) 832-3311

Fax: (210) 832-3884

[DATE]1

Ladies and Gentlemen:

Reference is made to the Revolving Loan Agreement, dated as of May 1, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified, the “Loan Agreement”), between iHeartCommunications, Inc., a Texas corporation (the “Lender”), and Clear Channel Outdoor, LLC, a Delaware limited liability company (the “Borrower”) and Clear Channel International, Ltd., a United Kingdom limited company (the “Co-Borrower” and together with the Borrower, the “Borrowers”). Capitalized terms used herein that are not defined herein shall have the meanings assigned to such term in the Loan Agreement.

The Borrowers hereby gives you notice pursuant to Section 4 of the Loan Agreement that it requests a borrowing of Loans under the Commitment, and in connection therewith, sets forth below the terms on which such Borrowing is requested to be made:

(A)	Funding Date:[2]

(B)	Account Number and Information:

(C)	Principal Amount of Borrowing:

The undersigned, each a financial officer with appropriate seniority of the Borrowers, hereby represents, warrants and certifies to the Lender that the following statements will be true and correct on the Funding Date: (a) no Event of Default shall exist or would result from such proposed Borrowing or from the application of the proceeds therefrom; (b) after giving pro forma effect to such proposed Borrowing, the principal amount of Loans outstanding would not exceed the Commitment; (c) after giving pro forma effect to such proposed Borrowing and the substantially concurrent use of proceeds thereof, Consolidated Liquidity will not exceed $137,500,000; and (d) each of the conditions to lending set forth in Section 4 of the Loan Agreement will be satisfied as of the Funding Date set forth above.

[SIGNATURE PAGE FOLLOWS]

[1]	Must be notified by delivery via email not later than 1:00 p.m., New York City time, four Business Days before a proposed Borrowing.
[2]	Date of Borrowing must be a Business Day.

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be executed and delivered by its duly authorized financial officer as of the date set forth above.

Clear Channel Outdoor, LLC, as the Parent Borrower

By:

Name:
Title:

Clear Channel International, Ltd., as the Co-Borrower

By:

Name:
Title:

Schedule 3(e)

Notice and Wire Instructions